Exhibit 99.1

ORBCOMM TO COMMENCE OFFERING OF $250,000,000 SENIOR SECURED NOTES

Rochelle Park, NJ, March 30, 2017 – ORBCOMM Inc. (NASDAQ: ORBC) (“ORBCOMM”), a global provider of Internet of Things solutions, today announced that it has commenced an offering of $250,000,000 aggregate principal amount of senior secured notes due 2024 (the “notes”). The notes will be fully and unconditionally guaranteed by certain of ORBCOMM’s domestic subsidiaries.

The net proceeds from the sale of the notes are intended to be used to repay the $150 million outstanding loans under ORBCOMM’s $160 million secured credit facilities. Any proceeds not used for such purpose will be used for general corporate purposes, including potential future acquisitions.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes have not been and will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes. The notes will not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of ORBCOMM, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by ORBCOMM from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, ORBCOMM’s actual results may differ materially from those indicated or implied by such forward-looking statements. ORBCOMM does not undertake to update these forward-looking statements, whether due to new information, future events or otherwise.

For further information regarding ORBCOMM, please contact Robert G. Costantini, Executive Vice President and Chief Financial Officer, at 1-703-433-6305.